Tortoise Capital Resources Corp. Releases Fiscal 2007 Results

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan.– Feb. 27, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) today announced its financial results for the fiscal year ended Nov. 30, 2007, in its Annual Report on Form 10-K filed Feb. 27, 2008.

Highlights for the Year

•	Fourth quarter 2007 dividend of $0.23 per share paid Nov. 30, 2007 (First quarter 2008 dividend of $0.25 to be paid March 3, 2008)
•	Completed full investment of IPO proceeds and began to deploy leverage proceeds
•	Funded $116 million in investments during the year ($100.7 million in ten new portfolio companies and $15.3 in follow-on investments)
•	Net assets of $121.9 million or $13.76 per share
•	Adviser voluntarily agreed to expense reimbursement of 0.25% of average monthly managed assets from Sept. 01, 2007 through Dec. 31, 2008 and terminated a portion of the capital gains incentive fee
•	Distributable cash flow for the year of $4.4 million

Portfolio and Investment Activity

As of Nov. 30, 2007, the value of the company’s investment portfolio (excluding short-term investments) totaled $158.4 million including equity investments of $147.6 million and debt investments of $10.8 million. The portfolio represents a strategic mix of 67 percent midstream investments, 13 percent upstream investments, 14 percent in aggregates and coal and 6 percent downstream investments.  The weighted average yield-to-cost on the investment portfolio (excluding short-term investments) as of Nov. 30, 2007 was 8.8 percent.  The company continues to invest proceeds from its line of credit, which had approximately $9.5 million available at Nov. 30, 2007.

Tortoise Capital Resources closely monitors portfolio performance and rates each investment’s risk profile on a scale of one to three. As of Nov. 30, 2007, all portfolio companies achieved a rating of one, meaning portfolio performance is at or above expectations with trends and risk factors that are generally favorable to neutral.

“We are proud of our performance for the quarter and the year, despite the continuing turmoil in the market,” said Tortoise Capital Resources’ President, Ed Russell. “Our portfolio companies are continuing to report what we believe are strong results which should provide our investors with a growing dividend consistent with our initial objectives. Since our initial public offering we have seen three of our private portfolio companies complete acquisitions and three of our private portfolio companies complete follow-on equity investments to fund acquisitions or organic growth projects.”

Performance Review

The company views distributable cash flow (DCF) as the best indicator of its core financial performance and prospects for the future. The company determines the amount of dividends paid to stockholders based on DCF which is defined as distributions received from investments less total expenses.  DCF increased from $1.3 million in the second and third quarters of 2007 to $1.7 million in the fourth quarter of 2007 as the company utilized its IPO proceeds and line of credit.  DCF for the year ended Nov. 30, 2007 was approximately $4.4 million.   In the fourth quarter, the Adviser agreed to reimburse the company expenses in an amount equal to 0.25% of the company’s average monthly managed assets through Dec. 31, 2008.  This voluntary expense reimbursement reduces expenses and thereby increases DCF.

Unrealized appreciation for the year was $6.2 million after deferred taxes and the provision for the capital gains incentive fee.  In the fourth quarter, the Adviser terminated its right to receive the portion of the capital gains incentive fee attributable to normal distributions characterized as return of capital for book purposes, resulting in a $1.3 million reduction in the provision for capital gains incentive fees for the year ended Nov. 30, 2007.

“Tortoise Capital Resources’ focus on equity securities distinguishes us from a typical mezzanine BDC, and we believe the equity investments facilitate our ability to provide our stockholders with a growing dividend and capital appreciation,” said Russell.  “We strive to make investments that have significant distribution coverage on our units and can weather the ups and downs of the economic cycle.”

Recent Developments

On Dec. 17, 2007, the company fulfilled its commitment to purchase approximately $1.2 million in additional Class A Common Units from Lonestar Midstream Partners, LP and GP LP Units from LSMP GP LP.

On Jan. 10, 2008, the company invested an additional $2.0 million in equity of Mowood, LLC to fund landfill-to-gas energy projects with Mowood’s subsidiary Timberline Energy LLC.

On Dec. 21, 2007, the company withdrew its registration statement for a public offering filed with the Securities and Exchange Commission on Aug. 14, 2007 due to current market conditions and the expected impact on the stock price.

Dividends

As previously announced, on Feb. 11, 2008, the Board of Directors declared the company’s first quarter 2008 dividend of $0.25 per share compared to $0.23 in the previous quarter. The dividend will be distributed on March 3, 2008 to stockholders of record on Feb. 21, 2008. The dividend reflects distributions received from investments at the time of the announcement, and is not indicative of targeted annualized dividend.  For tax purposes, 100 percent of dividends paid in fiscal year 2007 were characterized as return of capital, and the company expects a substantial amount of dividends paid in 2008 will also be characterized as return of capital.

“As demand for energy and the need for capital in this sector continues to rise, we believe we can deliver a high level of total return through a growing dividend with solid total return prospects,” said Russell.

Earnings Call

The company will host a conference call at 10:30 a.m. CT on Thursday, Feb. 28, 2008 to discuss its financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 257-2101

International:  (303) 262-2191

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 11:30 p.m. CT on Feb. 28, 2008 and continuing until 11:30 p.m. CT March 13, 2008, by dialing (303) 590-3000 (U.S./Canada).  The replay access code is 11109564#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through Feb. 27, 2009.

Annual Stockholders’ Meeting

The company will discuss financial results at its annual stockholders’ meeting on April 21, 2008 at 11 a.m. CT at the Doubletree Hotel, 10100 College Blvd, Overland Park, Kan.

For those unable to attend the meeting, a conference call will be provided.  Please dial-in approximately five to 10 minutes prior to the scheduled start time:

U.S./Canada: (800) 218-0713

International:  (303) 262-2139

The meeting will also be webcast in a listen-only format. The link to the webcast and supplemental information will be accessible at www.tortoiseadvisors.com.

A replay of the meeting will be available beginning at 1 p.m. CT on April 21, 2008 and continuing until
11:30 p.m. CT May 6, 2008, by dialing (800) 405-2236 (U.S./Canada).  The replay access code is 11107205#.
A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through April 21, 2009.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of Jan. 31, 2008, the adviser had approximately $2.9 billion of energy investment assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Resources Corporation
STATEMENTS OF ASSETS & LIABILITIES

	November 30, 2007	November 30, 2006

Assets
Investments at value, non-affiliated (cost $31,716,576 and $21,867,831, respectively)	$37,336,154	$22,196,689
Investments at value, affiliated (cost $95,507,198 and $14,828,825, respectively)	98,007,275	14,828,825
Investments at value, control (cost $20,521,816 and $5,550,000, respectively)	23,292,904	5,550,000
Total investments (cost $147,745,590 and $42,246,656, respectively)	158,636,333	42,575,514
Income tax receivable	218,935	-
Receivable for Adviser reimbursement	94,181	-
Interest receivable from control investments	68,686	43,983
Other receivable from affiliate	-	44,487
Dividends receivable	1,419	24,262
Prepaid expenses and other assets	154,766	244,766
Total assets	159,174,320	42,933,012

Liabilities
Base management fees payable to Adviser	565,086	112,765
Accrued capital gain incentive fees payable to Adviser (Note 4)	307,611	-
Payable for investments purchased	1,235,994	-
Accrued expenses and other liabilities	419,744	155,303
Short-term borrowings	30,550,000	-
Current tax liability	-	86,386
Deferred tax liability	4,182,919	250,156
Total liabilities	37,261,354	604,610
Net assets applicable to common stockholders	$121,912,966	$42,328,402

Net Assets Applicable to Common Stockholders Consist of:
Warrants, no par value; 945,774 issued and outstanding
at November 30, 2007 and 772,124 issued and outstanding at
November 30, 2006 (5,000,000 authorized)	$1,370,957	$1,104,137
Capital stock, $0.001 par value; 8,858,168 shares issued and outstanding at November 30, 2007 and 3,088,596 issued and outstanding
at November 30, 2006 (100,000,000 shares authorized)	8,858	3,089
Additional paid-in capital	115,186,412	41,018,413
Accumulated net investment loss, net of deferred tax benefit	(1,565,774)	-
Accumulated realized gain (loss), net of deferred tax expense (benefit)	160,474	(906)
Net unrealized appreciation of investments, net of deferred tax expense	6,752,039	203,669
Net assets applicable to common stockholders	$121,912,966	$42,328,402

Net Asset Value per common share outstanding (net assets applicable
to common stock, divided by common shares outstanding)	$13.76	$13.70

Distributable Cash Flow
Year ended
November 30, 2007

Total Distributions Received from Investments
Distributions from investments	$6,520,432
Distributions paid in stock	295,120
Interest income from investments	921,978
Dividends from money market mutual funds	624,385
Total from Investments	8,361,915

Operating Expenses Before Leverage Costs and Current Taxes
Advisory fees (net of expense reimbursement by Adviser)	1,831,878
Other operating expenses (excluding capital gain incentive fees)	1,094,677
2,926,555
Distributable cash flow before leverage costs and current taxes	5,435,360
Leverage Costs (excluding loss on redemption of preferred stock)	1,076,171
Distributable Cash Flow	$4,359,189

DCF/GAAP Reconciliation
Adjustments to reconcile to Net Investment Loss, before Income Taxes
Distributions paid in stock	$(295,120)
Return of capital on distributions received from equity investments	(5,031,851)
Capital gain incentive fees	(307,611)
Loss on redemption of preferred stock	(731,713)
Net Investment Loss, before Income Taxes	$(2,007,106)

Tortoise Capital Resources Corporation
STATEMENTS OF OPERATIONS

	Year ended	Period from December 8, 2005 (1) through
	November 30, 2007	November 30, 2006
Investment Income
Distributions from investments
Non-affiliated investments	$1,885,231	$4,122,244
Affiliated investments	4,245,481	100,000
Control investments	389,720	-
Total distributions from investments	6,520,432	4,222,244
Less return of capital on distributions	(5,031,851)	(3,808,154)
Net distributions from investments	1,488,581	414,090
Fee income	-	225,000
Dividends from money market mutual funds	624,385	1,210,120
Interest income from affiliated investments	-	270,633
Interest income from control investments	921,978	-
Total Investment Income	3,034,944	2,119,843

Operating Expenses
Base management fees	1,926,059	634,989
Capital gain incentive fees (Note 4)	307,611	-
Professional fees	727,055	205,018
Directors' fees	84,609	69,550
Administrator fees	81,002	1,322
Reports to stockholders	53,610	15,810
Registration fees	40,660	-
Fund accounting fees	32,183	25,536
Stock transfer agent fees	13,600	17,329
Custodian fees and expenses	10,174	6,647
Other expenses	51,784	18,944
Total Operating Expenses	3,328,347	995,145
Interest expense	847,421	-
Preferred stock dividends	228,750	-
Loss on redemption of preferred stock	731,713	-
Total Interest Expense, Preferred Stock Dividends
and Loss on Redemption of Preferred Stock	1,807,884	-
Total Expenses	5,136,231	995,145
Less expense reimbursement by Adviser	(94,181)	-
Net Expenses	5,042,050	995,145
Net Investment Income (Loss), before Income Taxes	(2,007,106)	1,124,698
Current tax benefit (expense)	261,667	(266,455)
Deferred tax benefit (expense)	179,665	(124,967)
Total tax benefit (expense)	441,332	(391,422)
Net Investment Income (Loss)	(1,565,774)	733,276

Realized and Unrealized Gain (Loss) on Investments
Net realized gain (loss) on investments, before deferred tax benefit (expense)	260,290	(1,462)
Current tax benefit	-	556
Deferred tax expense	(98,910)	-
Net realized gain (loss) on investments	161,380	(906)
Net unrealized appreciation of non-affiliated investments	5,528,064	328,858
Net unrealized appreciation of affiliated investments	2,262,736	-
Net unrealized appreciation of control investments	2,771,088	-
Net unrealized appreciation, before deferred taxes	10,561,888	328,858
Deferred tax expense	(4,013,518)	(125,189)
Net unrealized appreciation of investments	6,548,370	203,669
Net Realized and Unrealized Gain (Loss) on Investments	6,709,750	202,763

Net Increase in Net Assets Applicable to Common Stockholders
Resulting from Operations	$5,143,976	$936,039

Net Increase in Net Assets Applicable to Common Stockholders:
Resulting from Operations Per Common Share
Basic and diluted	$0.66	$0.30

Weighted Average Shares of Common Stock Outstanding:
Basic and diluted	7,751,591	3,088,596

(1) Commencement of Operations.